Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of NCR Corporation (“NCR” or the “Company,” and also referred to as “we,” “us” or “our”) and Fandango Holdings Corporation (“Holdings”) and its wholly owned subsidiary, Digital Insight Corporation (“Digital Insight”), and give effect to NCR’s acquisition of Holdings and Digital Insight and the related financing.

As described further in Note 2, “Basis of Pro Forma Presentation,” financial statements for Holdings were not prepared for periods prior to August 1, 2013. Periods prior to August 1, 2013 reflect the operating company level financial position, results of operations and changes in financial position of Digital Insight, and periods after August 1, 2013 reflect the holding company level consolidated financial position, results of operations and changes in financial position of Holdings.

As described further in Note 2, “Basis of Pro Forma Presentation,” the financial statements of Digital Insight for the periods prior to August 1, 2013 were prepared on a carve-out basis, and include allocations of certain operating expenses that may not represent the costs for the same services that Digital Insight may have incurred if it had been operated on a stand-alone basis or as an unaffiliated entity, or that we expect Digital Insight to incur in the future as a wholly owned subsidiary of NCR.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the twelve months ended December 31, 2013 are presented as if the Transaction (as defined below in Note 1 “Description of the Transaction”) had occurred on January 1, 2013 and exclude results from discontinued operations. NCR, Holdings and Digital Insight have different fiscal year ends. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 combines NCR’s historical consolidated statement of operations for the year ended December 31, 2013 with Digital Insight’s historical statement of operations for the twelve months ended October 31, 2013 which was derived from the audited year-end statements as of July 31, 2013 plus the unaudited three-month period ended October 31, 2013 less the unaudited three-month period ended October 31, 2012. The results of Digital Insight are included in NCR’s results for the period from January 10, 2014 to March 31, 2014, and as a result, the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 combines NCR’s historical consolidated statement of operations for the three months ended March 31, 2014 with Digital Insight’s historical statement of operations for the nine days ended January 9, 2014.

The unaudited pro forma condensed combined statements of operations are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. The unaudited pro forma condensed combined statements of operations do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Transaction.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes of NCR included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2014 and 2013, as well as Digital Insight’s historical financial statements and accompanying notes for the years ended July 31, 2013 and 2012 and the condensed consolidated financial statements of Holdings for the three month periods ended October 31, 2013 and 2012, included as Exhibit 99.1 and 99.2, respectively, in Amendment No. 1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2014.

NCR Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three months ended March 31, 2014

	As Reported
In millions, except per share amounts	NCR	Digital Insight	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$634	$—	$—		$634
Service revenue	884	8	—		892

Total revenue	1,518	8	—		1,526

Cost of products	476	—	—		476
Cost of services	626	5	—		631
Selling, general and administrative expenses	245	7	(11	)(d)	241
Research and development expenses	63	2	—		65

Total operating expenses	1,410	14	(11)		1,413

Income (loss) from operations	108	(6)	11		113
Interest expense	(43)	(1)	1	(b)	(43)
Other expense, net	(7)	—	—		(7)

Income (loss) from continuing operations before income taxes	58	(7)	12		63
Income tax expense (benefit)	4	(3)	8	(e)	9

Income (loss) from continuing operations	54	(4)	4		54
Net income attributable to noncontrolling interests	1	—	—		1

Income (loss) from continuing operations attributable to NCR common stockholders	$53	$(4)	$4		$53

Income per share attributable to NCR common stockholders:
Basic	$0.32				$0.32

Diluted	$0.31				$0.31

Weighted average common shares outstanding
Basic	167.1				167.1
Diluted	171.0				171.0

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NCR Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2013

	As Reported
In millions, except per share amounts	NCR	Digital Insight	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$2,912	$—	$—		$2,912
Service revenue	3,211	327	—		3,538

Total revenue	6,123	327	—		6,450

Cost of products	2,152	—	—		2,152
Cost of services	2,231	163	20	(a)	2,409
			(5	)(c)
Selling, general and administrative expenses	871	118	3	(a)	991
			(1	)(d)
Research and development expenses	203	37	—		240

Total operating expenses	5,457	318	17		5,792

Income (loss) from operations	666	9	(17)		658
Interest expense	(103)	(11)	(71	)(b)	(179)
			6	(d)
Other expense, net	(9)	—	—		(9)

Income (loss) from continuing operations before income taxes	554	(2)	(82)		470
Income tax expense (benefit)	98	(7)	(33	)(e)	58

Income (loss) from continuing operations	456	5	(49)		412
Net income attributable to noncontrolling interests	4	—	—		4

Income (loss) from continuing operations attributable to NCR common stockholders	$452	$5	$(49)		$408

Income per share attributable to NCR common stockholders:
Basic	$2.73				$2.47

Diluted	$2.67				$2.41

Weighted average common shares outstanding
Basic	165.4				165.4
Diluted	169.3				169.3

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NCR Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. DESCRIPTION OF THE TRANSACTION

On January 10, 2014, pursuant to an Agreement and Plan of Merger, dated as of December 2, 2013, by and among NCR Corporation (“NCR” or the “Company,” and also referred to as “we,” “us” or “our”), Fandango Holdings Corporation (“Holdings”), Delivery Acquisition Corporation, a wholly owned subsidiary of NCR (“Merger Sub”), and Thoma Bravo, LLC (“Thoma Bravo”) in its capacity as stockholder representative, NCR completed its acquisition of Digital Insight Corporation (“Digital Insight”). Digital Insight is a wholly owned subsidiary of Holdings, and in the acquisition, Merger Sub was merged with and into Holdings, with Holdings as the surviving corporation. As a result, Holdings and Digital Insight became wholly owned subsidiaries of NCR.

The acquisition was financed using the aggregate principal amount from the December 2013 offering by NCR, through its wholly-owned subsidiary, NCR Escrow Corp., of $400 million aggregate principal amount of 5.875% senior unsecured notes due in 2021 (the “5.875% Notes”) and $700 million aggregate principal amount of 6.375% senior unsecured notes due in 2023 (the “6.375% Notes” and, together with the 5.875% Notes, the “Notes”), as well as $250 million in incremental term loans drawn at closing under NCR’s December 2013 incremental facility agreement and approximately $293 million in additional borrowings made at closing under the revolving portion of NCR’s senior secured credit facility (the “Borrowings”). At the closing of the acquisition, NCR Escrow Corp. merged with and into NCR, with NCR continuing as the surviving corporation. NCR assumed all of NCR Escrow Corp.’s obligations under the Notes and the indentures governing the Notes, and the net proceeds from the offering were released from the escrow account to fund a portion of the acquisition.

We refer to the acquisition of Digital Insight and the Borrowings as the “Transaction.”

The total consideration for the acquisition was approximately $1.65 billion in cash. Fair value of consideration transferred in connection with the acquisition of $1.65 billion included cash of $613 million to settle the senior secured credit facilities of Holdings.

2. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statements of operations were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP) and were derived based on the historical financial statements of NCR, Digital Insight and Holdings after giving effect to the Transaction and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not assume any differences in accounting policies. At this time, NCR is not aware of any policy differences that have a material impact on the combined statements of operations. Prior to January 10, 2014, no transactions between NCR and Digital Insight or Holdings occurred. The financial periods being presented are based on NCR’s fiscal periods. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and the twelve months ended December 31, 2013 are presented as if the Transaction had occurred on January 1, 2013 and exclude results of discontinued operations. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results.

Holdings was formed on June 28, 2013 as an affiliated entity of Thoma Bravo. On August 1, 2013, pursuant to an Agreement and Plan of Merger dated as of July 31, 2013, Digital Insight was acquired from Intuit, Inc. (“Intuit”) by affiliates of Thoma Bravo and became a subsidiary of Holdings (the “Thoma Bravo Acquisition”). Although Digital Insight continued to operate as the same legal entity subsequent to the Thoma Bravo Acquisition, periods prior to August 1, 2013 reflect the operating company level financial position, results of operations and changes in financial position of Digital Insight prior to the Thoma Bravo Acquisition, and periods after August 1, 2013 reflect the holding company level consolidated financial position, results of operations and changes in financial position of Holdings.

Prior to the Thoma Bravo Acquisition, Holdings had incurred $4.2 million in acquisition related professional fees that were expensed as incurred, and Holdings had nominal assets and liabilities. Financial statements for Holdings were not prepared for periods prior to the Thoma Bravo Acquisition.

Prior to the Thoma Bravo Acquisition, Digital Insight operated as part of Intuit, and not as a stand-alone entity. As a result, the financial statements of Digital Insight for the periods prior to August 1, 2013 were prepared on a carve-out basis from the

NCR Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information - (Continued)

consolidated financial statements of Intuit to represent the financial position and performance of Digital Insight as if Digital Insight had been operated on a stand-alone basis. These financial statements include allocations of certain Intuit operating expenses. The allocations may not represent the costs for the same services that Digital Insight may have incurred if it had been operated on a stand-alone basis or as an unaffiliated entity, or that we expect Digital Insight to incur in the future as a wholly owned subsidiary of NCR.

NCR, Holdings and Digital Insight have different fiscal year ends. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 combines NCR’s historical statement of operations for the year ended December 31, 2013 with Digital Insight’s historical consolidated statement of operations for the twelve months ended October 31, 2013 which was derived from the audited year-end statements as of July 31, 2013 plus the unaudited three-month period ended October 31, 2013 less the unaudited three-month period ended October 31, 2012. The results of Digital Insight are included in NCR’s results for the period from January 10, 2014 to March 31, 2014, and as a result, the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 combines NCR’s historical consolidated statement of operations for the three months ended March 31, 2014 with Digital Insight’s historical statement of operations for the nine days ended January 9, 2014.

Under the acquisition method of accounting, NCR measures and recognizes separately from goodwill the fair value as of January 10, 2014 of all identifiable assets acquired and liabilities assumed as part of the acquisition of Digital Insight. For purposes of measuring the fair value of the assets acquired and liabilities assumed, NCR has applied the accounting guidance for fair value measurements in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions, including historical and current market data. The preliminary allocation of the purchase price as detailed in Note 3, “Purchase Price Allocation” of these unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions that are subject to change as we finalize the fair values of the assets acquired and liabilities assumed. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized. Notwithstanding those items, management believes that the assumptions provide a reasonable basis for presenting all of the significant effects of the Transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined statements of operations.

Transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the Transaction.

The unaudited pro forma condensed combined statements of operations do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Transaction.

The unaudited pro forma condensed combined statements of operations are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transaction been effective during the periods presented or the results that may be obtained by the combined company in the future. Additionally, the unaudited pro forma condensed combined statements of operations should be read in conjunction with NCR’s historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2014 and 2013, as well as Digital Insight’s historical financial statements and accompanying notes for the years ended July 31, 2013 and 2012 and Holdings’ condensed consolidated financial statements for the three month period ended October 31, 2013 and 2012, which are included as Exhibit 99.1 and Exhibit 99.2, respectively, to Amendment No. 1 to our Form 8-K filed with the Securities and Exchange Commission on March 20, 2014.

3. PURCHASE PRICE ALLOCATION

Pursuant to our business combinations accounting policy, the total preliminary purchase price for Digital Insight was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill. The goodwill arising from the acquisition of Digital Insight consists largely of the revenue synergies expected from combining the operations of NCR and Digital Insight. The purchase price was allocated based upon preliminary estimates and assumptions that are subject to change as we finalize the fair values of assets acquired and liabilities assumed. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

NCR Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information - (Continued)

Our preliminary purchase price allocation for Digital Insight is as follows:

Preliminary allocation of purchase price	Amount (in millions)
Tangible assets acquired	$74
Acquired identifiable intangible assets other than goodwill	559
Acquired goodwill	1,255
Deferred tax liabilities	(194)
Liabilities assumed	(46)

Total purchase price	$1,648

The following table sets forth the components of intangible assets acquired in connection with the Digital Insight acquisition:

	Estimated Fair Value	Weighted Average Amortization Period
	(in millions)	(years)
Direct customer relationships	$336	18
Technology - Software	121	5
Customer contracts	89	8
Tradenames	13	7

Total acquired intangible assets	$559	13

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statements of operations. Such information does not purport to be indicative of the results of operations or financial position that actually would have resulted had the Transaction occurred on the date indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing the amendment to the Current Report on Form 8-K to which these unaudited pro forma condensed combined statements of operations are an exhibit.

(a) To reflect an increase to amortization expense resulting from identifiable intangible assets obtained from the acquisition of Digital Insight. With the exception of the direct customer relationships and customer contracts intangible assets, the intangible assets acquired are amortized using the straight-line method over their estimated useful lives, ranging from 2 to 7 years. The direct customer relationships and customer contracts intangible assets are amortized using methods that closely resemble the pattern in which the economic benefits are derived from the future cash flows expected from the customers acquired in the transaction. Incremental amortization recorded for the acquisition approximates $23 million for the year ended December 31, 2013, $20 million of which is reflected in cost of services and $3 million of which is reflected in selling, general and administrative expenses in the unaudited pro forma condensed combined statements of operations.

The estimated amortization for the five years following the acquisition is as follows:

In millions	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization expense	$48	$55	$58	$58	$44

(b) To record estimated interest expense for the $1.64 billion in short and long-term borrowings used to finance the acquisition. Interest expense was calculated using the rates in effect at the date of the transaction, which was 1.99% for the borrowings under the incremental facility agreement and the revolving portion of the senior secured credit facility, 5.875% for the 5.875% Notes and 6.375% for the 6.375% Notes. In addition, the new debt issuance costs were amortized to interest expense using either the effective interest or straight line method depending on the debt instrument to which the costs pertain. The pro forma adjustment to interest expense also includes the elimination of

NCR Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information - (Continued)

historical interest expense that Digital Insight recorded for its senior secured credit facilities, which were paid off simultaneously with the Transaction. An increase or decrease of 0.125% per annum in the assumed rates on the floating rate portion of the borrowings would increase or decrease our annual interest expense by $1 million.

in millions	Three months ended March 31, 2014	Year ended December 31, 2013
Interest expense on long-term borrowings of $1.64 billion	$—	$80
Amortization of new debt issuance costs	—	2
Elimination of interest expense on Digital Insight debt settled as part of the Transaction	(1)	(11)

Net (decrease) increase in interest expense	$(1)	$71

(c) To reflect a reduction in amortization expense resulting from capitalized software recorded in the historical Holdings balance sheet that was eliminated as part of recording the identifiable intangible assets obtained in the acquisition. Amortization expense was reduced by approximately $5 million for the year ended December 31, 2013, and is reflected in cost of services in the unaudited pro forma condensed combined statements of operations.

(d) To remove acquisition-related costs that are reflected in the historical NCR and Digital Insight results as they are non-recurring and directly related to the acquisition. Selling, general and administrative expenses and interest expense were reduced by approximately $1 million and $6 million for the twelve months ended December 31, 2013, respectively, and selling, general and administrative expenses were reduced by approximately $11 million for the three months ended March 31, 2014.

(e) To record the estimated income tax effect on the pro forma adjustments at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The weighted average estimated income tax rate was 67% and 40% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. The weighted average income tax rate is higher than the statutory rate for both periods due to non-deductible transaction costs of $4 million and $1 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. In addition, a $4 million release of a state valuation allowance recorded upon acquisition was eliminated in the pro forma adjustments for the three months ended March 31, 2014. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had NCR, Holdings and Digital Insight filed consolidated income tax returns during the periods presented.